As filed with the Securities and Exchange Commission on November 21, 2008

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

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ALLIANT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-1380265
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Alliant Energy Corporation
4902 North Biltmore Lane
Madison, Wisconsin 53718
(608) 458-3311
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

F. J. Buri	with a copy to:
Corporate Secretary
Alliant Energy Corporation	Benjamin F. Garmer, III, Esq.
4902 North Biltmore Lane	Jay O. Rothman, Esq.
Madison, Wisconsin 53718	Foley & Lardner LLP
(608) 458-3311	777 East Wisconsin Avenue
(Name, address, including zip code, and telephone number,	Milwaukee, Wisconsin 53202
including area code, of agent for service)	(414) 271-2400

_________________

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |X|

        If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer |X|	Accelerated filer |_|	Non-accelerated filer |_|	Smaller reporting company |_|
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $.01 par value, with	2,757,318 shares	$29.79	$82,140,503.22	$3,228.12
attached Common Share Purchase Rights	and rights

(1)	Each share of Alliant Energy Corporation Common Stock has attached thereto one Common Share Purchase Right.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Common Stock of Alliant Energy Corporation as reported on the New York Stock Exchange on November 17, 2008. The value attributable to the Rights is reflected in the price of the Common Stock.
(3)	A filing fee of $8,925,95 was previously paid in connection with unsold shares of Common Stock registered under a registration statement on Form S-3 (Registration No. 333-114062) initially filed by Alliant Energy Corporation on March 31, 2004. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, Alliant Energy Corporation is offsetting $3,228.12 of previously paid filing fees against the total filing fee of $3,228,12 due in connection with the filing of this Registration Statement.

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PROSPECTUS

ALLIANT ENERGY CORPORATION
SHAREOWNER DIRECT PLAN
2,757,318 Shares of Common Stock

        We are offering participation in our Shareowner Direct Plan. The plan provides you with a variety of options, including:

•	automatic reinvestment of all or a portion of your cash dividends paid on shares of our common stock in additional shares of our common stock;

•	the ability for persons who are not shareowners to purchase their initial shares of our common stock;

•	a means of purchasing additional shares of our common stock by making optional cash investments of up to $360,000 per calendar year, including any initial investment;

•	a free custodial service for depositing your common stock certificates with the administrator of the plan for safekeeping;

•	the ability to transfer or make gifts of your shares of our common stock at no charge; and

•	the ability to sell your shares of our common stock through the plan.

        The plan provides that shares of our common stock may be purchased for participants from us or in the open market or in privately negotiated transactions. The price of shares of common stock purchased under the plan will be either:

•	the average of the high and low sale price of shares of our common stock as reported on the New York Stock Exchange on the date of purchase if newly issued shares are purchased from us; or

•	the weighted average of the price paid for shares of our common stock if purchased on the open market or in privately negotiated transactions.

        No brokerage commissions are charged to you in connection with purchases of shares under the plan. Participants who reinvest dividends on our common stock are charged a service fee of $0.50 per reinvestment to defray, in part, administrative costs of the plan. You will bear the cost of brokerage fees and related service charges relating to sales of shares under the plan.

        Our common stock is listed on the New York Stock Exchange under the symbol “LNT.” The closing price of our common stock on November 19, 2008 on the New York Stock Exchange was $29.95 per share.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 21, 2008.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If any one provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results or operations and prospects may have changed since those dates.

        Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus to “we”, “our, ” “us” or similar references mean Alliant Energy Corporation.

THE COMPANY

        We are an energy-services provider engaged primarily in public utility operations in the Midwest. We also have non-regulated domestic operations. Through our subsidiaries, we serve approximately 1 million electric and over 400,000 natural gas customers. Our utility business includes Interstate Power and Light Company and Wisconsin Power and Light Company and is engaged principally in:

•	the generation and distribution of electric energy;

•	the distribution and transportation of natural gas; and

•	the provision of steam services to certain customers in one community in Iowa and various other energy-related products and services.

        The principal markets for our domestic utility business are located in Iowa, Wisconsin and Minnesota.

        We are a registered holding company under the Public Utility Holding Company Act of 2005 and are subject to regulation by the Federal Energy Regulatory Commission under that Act.

        Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608) 458-3311.

USE OF PROCEEDS

        We have no basis for estimating either the number of authorized but unissued shares of common stock that we will ultimately sell pursuant to the plan or the prices at which we will sell the shares. Any net proceeds we receive from the sale of shares under the plan will be added to our general funds and used for general corporate purposes. We will not receive any proceeds from the sale of shares under the plan that are acquired on the open market or in privately negotiated transactions.

SUMMARY OF PLAN FEATURES

        Some of the features of the plan, which are described in greater detail under “The Plan” below, are:

•	If you do not presently own shares of common stock, then you may become a plan participant, assuming some qualifications are met, by completing an account authorization form and making an initial cash investment of not less than $250 nor more than $360,000.

•	If you participate in the plan, then you may acquire additional shares of common stock by making optional cash investments in amounts not less than $25 per investment nor more than $360,000 per calendar year, including any initial investment. The investment amount can be automatically deducted from your bank account or it can be submitted by mail.

•	If you participate in the plan and are our employee or an employee of one of our subsidiaries, then you may also acquire additional shares of common stock by making optional cash investments through payroll deductions. The minimum deduction per pay period is the amount specified on the payroll withholding form. You may not make optional cash investments through payroll deductions of more than $360,000 per calendar year, including any initial investment and any optional cash investments made by means other than payroll deduction.

•	If you participate in the plan, then you may acquire additional shares of common stock automatically by reinvesting all or a portion of your cash dividends paid on shares of common stock you then own.

•	If you participate in the plan, then you may deposit your common stock certificates, at no cost, with the plan administrator for safekeeping.

•	If you participate in the plan, then you may have your cash dividends that are not being reinvested electronically deposited into your checking or savings account.

•	If you participate in the plan, then you may sell your shares of common stock held by the plan through the plan administrator.

•	Dividends are calculated on all full and fractional shares of common stock in the plan.

•	Personal record keeping is simplified by the issuance of statements indicating account activity. You should retain these statements for tax purposes.

•	If you participate in the plan, then you may transfer or make gifts of shares of common stock at no charge.

THE PLAN

        The following are the terms and conditions of the plan.

Purpose

        The purpose of the plan is twofold. First, the plan provides our shareowners of record, other investors who choose to become shareowners of record and our employees and the employees of our subsidiaries with a simple, convenient and economical method to purchase shares of common stock and to reinvest all or a portion of their cash dividends in additional shares of common stock. Second, the plan provides us with the ability to sell our authorized but unissued shares of common stock to participants in the plan, which will raise funds to increase our equity base for general corporate purposes.

Plan Administration

        Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., administers the plan, keeps records, sends statements of account activity to participants and performs clerical and ministerial duties related to the plan. An independent agent, which is not an affiliate of ours, designated by the administrator will make purchases and sales of shares of common stock for the plan in the open market or in privately negotiated transactions. Subject to applicable securities laws and some limitations, the independent agent will have full discretion as to the timing of, and all matters relating to, purchases and sales of shares of common stock for the plan other than for the purchase from us of authorized but unissued shares. The administrator will furnish the name of the independent agent, including any affiliated independent agent, utilized in share transactions within a reasonable time upon written request from the participant.

        The administrator will establish and maintain a separate account under the plan for each participant. The administrator will credit to your account all shares of common stock, including any fractional shares, computed to three decimal places, purchased for a participant under the plan, and any shares a participant deposits through the plan’s share safekeeping service.

        You should direct all inquiries and instructions concerning the plan to:

Wells Fargo Shareowner Services P.O. Box 64856 St. Paul, MN 55164-0856

Certified/Overnight Mail: Wells Fargo Shareowner Services 161 North Concord Exchange South St. Paul, MN 55075-1139

General Information: Tel: 1-800-356-5343 Tel: 651-450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Time, Monday through Friday.

Fax: 651-450-4085

Internet: General Inquiries — www.wellsfargo.com/shareownerservices Account Information —www.shareowneronline.com

        All correspondence should include your shareowner account number, taxpayer identification or social security number and daytime telephone number where you may be contacted during normal working hours to facilitate a prompt response.

Enrollment Procedures

        Shareowners

        If you are currently a shareowner of record, then you may enroll in the plan at any time by completing and returning an account authorization form to the administrator. You should direct requests for account authorization forms to the administrator, either by telephone, in writing or through the internet.

        “Street Name” Holders

        If you own shares of common stock that are held on your behalf by a bank, broker, trustee or other agent, then you may enroll in the plan by registering one or more shares of common stock directly in your name and by returning a completed account authorization form to the administrator. See “Transfer of Shares from Street Name.”

        Non-Shareowners

        With limited exceptions described below, if you are not currently a shareowner of record, then you may enroll in the plan by completing and returning an account authorization form to the administrator together with an initial investment of at least $250, but not more than $360,000, or by authorizing automatic withdrawals that will occur up to twice per month (“automatic investments”) of at least $25, in either case which will be used to purchase shares of common stock for your plan account. See “Initial Investments and Optional Cash Investments” and “Methods of Investment.”

        Employees

        With limited exceptions described below, any of our employees or employees of our subsidiaries may enroll in the plan at any time by completing and returning an account authorization form to the administrator or by enrolling in the same manner as any other eligible investor described above.

        Telephone Privileges

        You may establish automated privileges for your plan account, enabling you to execute the following plan requests by telephone:

•	change your dividend reinvestment option (for example, from full to partial reinvestment).

•	sell all or a portion of your plan shares, if the current market value of the shares to be sold is $25,000 or less and you have a United States bank account.

•	request a certificate for all or a portion of your plan shares, but only if the current market value of the shares to be issued is $50,000 or less.

•	change the dollar amount of or terminate automatic monthly withdrawals from your bank account.

Certain restrictions may apply.

        To establish automated privileges for your plan account, you will need to authorize automated access for your account. If your registration is in single ownership, you may call the administrator via phone to establish a personal identification number. Otherwise, please call the administrator and request an automated request authorization form.

        Internet Privileges

        You may establish automated privileges for your plan account, enabling you to execute the following plan requests online:

•	enroll in the plan.

•	change your dividend reinvestment option (for example from full to partial reinvestment).

•	sell all or a portion of your plan shares, if the current market value of the shares to be sold is $25,000 or less, you have a United States bank account and, for joint accounts, you have previously authorized automated account access.

•	authorize, change the dollar amount or terminate automatic monthly withdrawals from your bank account.

Certain restrictions may apply.

        For shareowners of record, to activate your account and establish a personal identification number, you will need your 10-digit plan account number (which is listed on your account statement), your Social Security number, your email address, and the company name you own stock in, Alliant Energy Corporation.

Instructions on creating an account or accessing your account online are as follows:

For non-shareowner of record: Go to www.shareowneronline.com and click on the box titled “Purchase Shares from a Direct Purchase Plan,” and follow the instructions found on the “First Time Visitor, New Investor Select A Company”page.

For shareowner of record: Go to www.shareowneronline.com and click on the box titled “First Time Visitor Sign On,” and follow the instructions found on the “First Time Visitor, New Member Registration” page.

Once you have successfully signed up, you will receive an e-mail notifying you that your account information is available. You will also receive a written confirmation in the mail unless you were a non-shareowner.

        Exceptions

        We reserve the right to prohibit participation in the plan by non-shareowners who reside in a state where participation in the plan by non-shareowners who reside in the state would require us to take special action under the securities or “blue sky” laws of the state and we have not yet taken the required action. We also reserve the right to prohibit participation in the plan by any investor, whether or not a holder of record of shares of common stock, who is a citizen or resident of a country other than the United States, if his or her participation would violate local laws and regulations applicable to us or the prospective participant. In any such case, the administrator will return any account authorization form and initial investment tendered by any non-shareowner who resides in such state or country.

        General

        The administrator will process account authorization forms as promptly as practicable. Participation in the plan will begin after the administrator has reviewed and accepted a properly completed form.

Transfer of Shares from Street Name

        If you are a beneficial owner of common stock whose shares are registered in the name of a bank, broker, trustee or other agent, then you may participate in the plan with respect to these shares by either:

•	transferring the shares to a plan account by directing your agent (for example, your bank, broker or trustee) to register the shares directly in your name and having the agent deliver a certificate to you, or

•	instructing your agent to transfer the shares to the administrator to be deposited into the plan for “share safekeeping” for credit to your plan account. See “Share Safekeeping.”

Initial Investments and Optional Cash Investments

        If you are not currently a shareowner of record, then you must make an initial investment of at least $250, but not more than $360,000, in the form of a personal check, an automatic investment of at least $25 or, for employees, payroll deduction of at least the amount specified on the payroll withholding form, and you must include your initial investment with the completed account authorization form you return to the administrator. See “Methods of Investment.”

        Once you are enrolled in the plan, you may purchase additional shares of common stock using the plan’s optional cash investment feature. You must make optional cash investments in amounts of not less than $25 per investment and may not aggregate more than $360,000 per calendar year, including any initial investment, whether by check or automatic investment. The administrator will not waive these restrictions; however, the $25 minimum is not applicable to employee participants who make investments through payroll deductions. You have no obligation to make an optional cash investment at any time, and the amount of your investments may vary from time to time.

        The administrator must receive account authorization forms, which are subject to review, with initial investments at least two business days prior to the next investment date (as defined under “Purchase of Common Stock”). The administrator will invest initial investments and optional cash investments on the next investment date, provided the administrator receives such investments at least two business days prior to that investment date.

        Neither we nor the administrator will pay interest on any initial investments or optional cash investments received and held for investment under the plan. Therefore, it is to your benefit to mail an initial investment or an optional cash investment so that the administrator receives it shortly, but not less than two business days, before an investment date. To receive dividends, the administrator must have received and invested an initial investment or an optional cash investment on the investment date prior to the dividend record date.

        Upon written request, the administrator will refund your initial investment or any optional cash investment, provided the administrator receives your request at least two business days prior to the investment date following receipt of your investment. However, the administrator will not make a refund until it actually receives the funds.

Methods of Investment

        Your total annual investment cannot exceed $360,000 per calendar year and must be made in U.S. dollars, drawn on a U.S bank. For the purpose of applying this limit, all investments during any calendar year, including initial and optional cash investments, but excluding dividend reinvestments and deposits of shares in the plan’s share safekeeping service, are aggregated. Neither we nor the administrator will pay any interest on amounts held for pending investment.

        During the period that an optional cash investment is pending, the collected funds in the possession of the administrator may be invested in certain Permitted Investments. For purposes of this plan, “Permitted Investments” means any money market mutual funds registered under the Investment Company Act of 1940 (including those of an affiliate of the administrator or for which the administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the administrator. Investment income from such Permitted Investments shall be retained by the administrator.

        Check Investment

        You may make initial investments and optional cash investments by personal check payable to “Shareowner Services.” Initial investments are subject to collection for the full face value in U.S. funds.

        If a check or automatic investment is returned unpaid for any reason, then the administrator will consider the request for investment of these funds null and void. If any shares have been purchased with these funds, then the administrator will be entitled to remove those shares from the participant’s account and sell those shares to satisfy the balance of the uncollected funds. If the net proceeds from the sale are insufficient to cover this balance, then the administrator will, in addition to any other rights we may have, be entitled to sell any additional shares from your account that may be necessary to satisfy the uncollected balance.

        Automatic Investment

        You may make automatic investments up to twice per month, whether initial or optional cash investments, of at least $25 by electronic funds transfer from a predesignated account with a U.S. financial institution. To initiate automatic investments, you must complete and return to the administrator the automatic cash withdrawal and investment section of the account authorization form, as well as deliver to the administrator a voided blank check or a savings deposit slip for the account from which funds are to be drawn. You may obtain the account authorization form from the administrator. Automatic investments will be initiated as promptly as practicable. Funds then will be drawn from your designated account on the tenth or twenty-fifth of each month, or both (as chosen by you), or, if the tenth or twenty-fifth day falls on a weekend or bank holiday, the first business day thereafter, and will be invested in common stock on the next investment date.

        You may change the amount of your future automatic investments by completing and submitting to the administrator a new account authorization form. You may terminate your automatic investments by notifying the administrator by phone, in writing or through the internet. To be effective with respect to the next automatic investment date, the administrator must receive the notice at least 15 business days preceding that date.

        Electronic Direct Deposit

        You may have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the administrator to request a direct deposit of dividends authorization form. Please be sure to include a voided check for a checking account or a savings deposit slip for a savings account with your completed form. If your stock is jointly owned, all owners must sign the form.

        Payroll Deductions

        Our employees or employees of our subsidiaries may also make investments, whether initial or optional cash investments, by means of payroll deduction, and the $250 and $25 minimums for initial investment and optional cash investments, respectively, will not apply to investments made through payroll deductions. To initiate payroll deductions, the employee must complete and return to the administrator a payroll withholding form and an account authorization form.

        The payroll withholding form, which allows participating employees to decide the dollar amount to be deducted from their paychecks for each pay period, will become effective as promptly as practicable. Deductions will be used to purchase full and fractional, computed to three decimal places, shares of common stock on the next investment date. The minimum deduction per pay period is the amount specified on the payroll withholding form.

        Payroll deduction authorizations will remain in effect until cancelled or modified by the employee, which a participating employee may accomplish by completing and returning a new payroll withholding form indicating the change desired. To be effective with respect to the next payroll deduction, the administrator must receive the new payroll withholding form at least six business days preceding that date.

Dividend Reinvestment Options

        The account authorization form allows you to choose a reinvestment option for participation in the plan. If you do not specify otherwise, then your account will be enrolled for full dividend reinvestment. By choosing the appropriate box, you may select:

        Full Dividend Reinvestment

        Reinvest all cash dividends on all certificated shares including book-entry (DRS) held by you and on all shares credited to your plan account. You may make optional cash investments at any time as described in this prospectus.

        Partial Dividend Reinvestment

        Receive cash dividends on a specified number of your shares of common stock and reinvest the cash dividends on the remainder of your shares. The shares you specify to receive cash dividends may consist of a combination of certificated shares including book-entry (DRS) and shares credited to your plan account. You may elect to have cash dividend payments not reinvested paid by check or through electronic direct deposit. You may make optional cash investments at any time as described in this prospectus.

        Optional Cash Purchases Only

        Receive cash dividends on all of your shares of common stock, including both certificated shares held by you and shares held by the plan and credited to your plan account. You may elect to have cash dividend payments paid by check or through electronic direct deposit. You may make optional cash investments at any time as described in this prospectus.

        If you participate in the plan’s full or partial dividend reinvestment option, then reinvestment will commence with the first dividend payable after the dividend record date following your enrollment. We will publicly announce dividend record dates. The payment of dividends is at the discretion of Alliant Energy Corporation’s Board of Directors and will depend upon future earnings, the financial condition of Alliant Energy Corporation and other factors. The Board of Directors may change the amount and timing of dividends at any time without notice.

        If you wish to change your method of participation, to be effective with respect to a particular common stock dividend, the administrator must receive your request on or before the record date for the dividend. If your request is received after a dividend record date, your request will not be effective until after that dividend has been paid.

        If you elect to cease the reinvestment of your dividends, then you may receive them by check or electronic direct deposit. You may also continue to have the administrator hold your shares through the share safekeeping service, buy shares with optional cash investments, and sell or transfer the shares as you desire. See “Share Safekeeping,”“Initial Investments and Optional Cash Investments,” “Sale of Common Stock” and “Gift/Transfer of Shares Held in the Plan.”

        On each applicable investment date, we will pay over to the administrator all cash dividends payable on shares held by the administrator for all participants who are reinvesting their dividends in the plan. The administrator will apply the dividends after deducting withholding taxes, if any, and any administrative fees, including the $0.50 dividend reinvestment service fee, to the purchase of shares of common stock. The administrator will credit the proportionate number of shares, computed to three decimal places, purchased by the administrator to your account.

Purchase of Common Stock

        Reinvested common stock dividends, initial investments, optional cash investments and proceeds, which will be treated regardless of the amount as optional cash purchases, from the sale or redemption of common stock subscription or other rights, if any, received by the administrator on behalf of participants will be used to acquire either outstanding shares of common stock or authorized but unissued shares of common stock from us, provided that we are willing to sell the common stock. Purchases of outstanding shares of common stock on behalf of plan participants may be made on any stock exchange in the U.S. where our common stock is traded, in the over-the-counter market or by privately negotiated transactions on terms that the independent agent for the administrator may reasonably determine at the time of purchase. Any shares purchased from us will be made in accordance with applicable requirements.

        The administrator and its designated independent agent may combine your funds with those of other participants for the purpose of purchasing shares. Neither we, the administrator nor any affiliated purchasers will exercise any direct or indirect control or influence over the times when, or prices at which, the designated independent agent may purchase common stock for the plan or the amount of shares the designated independent agent may purchase.

        Purchases of shares of common stock under the plan will be made on or about the following applicable “investment dates”:

•	Each dividend payment date is an investment date for the reinvestment of cash dividends.

•	The first and fifteenth days of each month, or the first business day thereafter if the first or fifteenth day of the month falls on a weekend or holiday, are investment dates for initial investments and optional cash investments.

        Purchases may be made over a period of several days in the case of open market purchases. All open market purchases will be aggregated for the investment date.

        For a number of reasons, including observance of the rules and regulations of the Securities and Exchange Commission or other regulatory agencies requiring temporary curtailment or suspension of purchases, the investment of all or part of the funds available in your account may be delayed from time to time. Neither we nor the administrator will pay any interest on funds held pending investment. However, shares of common stock will either be purchased within 35 days of receipt of initial investments or optional cash investments or funds will be returned to you.

        The administrator will credit your account with that number of shares of common stock, including any fractional shares, computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price per share.

        The administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by plan participants. The administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from you.

Price to Participants

        The price of newly-issued shares of common stock purchased from us for participants will be the average, computed to four decimal places, of the high and low sale prices of shares of common stock as reported on the New York Stock Exchange on the applicable investment date. If no trading occurs on the New York Stock Exchange in the common stock on the applicable investment date, then the price will be determined with reference to the next preceding date on which the common stock is traded on the New York Stock Exchange. The price of shares of common stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average price of all the shares purchased for the applicable investment date. If an investment under the plan is at any time made in both newly-issued and already outstanding shares, then the shares purchased will be allocated as proportionately as is practicable among the accounts of all participants for whom funds are being invested at that time.

        Under the plan, you do not have the ability to order the purchase of a specific number of shares, purchase of shares at a specified price or a particular date of purchase, as could be done with respect to purchases through a broker.

Sale of Common Stock

        You can sell all or part of your shares held in your plan account. If you request to sell plan shares, your sale will be made as soon as practicable. Requests to sell plan shares will be aggregated and processed by an independent broker, which is not an affiliate of ours, designated by the administrator on the open market at prevailing market prices. When you sell your shares, the price per share that you will receive will be the weighted average of the proceeds from all shares sold by the administrator, less brokerage and administrative fees, service fees, withholding tax, if any, and a service fee for the handling of each such request. The administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). You should be aware that the share price of our common stock may fall or rise during the period between a request for sale, its receipt by the administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the plan. The price risk will be borne solely by you.

        If you are submitting a request to sell all or part of your plan shares and requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or a blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

        You are required to maintain a balance of one or more full shares of common stock or we may terminate your plan account. We will treat a request to sell all shares held in your account as a withdrawal from the plan. See “Our Termination of an Account” and “Withdrawal and Termination.”

Custody of Stock and Issuance of Stock Certificates

        The administrator will hold all shares purchased on your behalf through the plan in safekeeping in its name or the name of its nominee. However, you may at any time and without charge, obtain a certificate for all or part of the whole shares credited to your plan account by making a request in writing to the administrator. The administrator will not issue any certificates for fractional shares. Obtaining certificates for your plan account shares in no way affects dividend reinvestment. See “Dividend Reinvestment Options.”

Share Safekeeping

        The plan’s “share safekeeping” service allows you to deposit common stock certificates held by you with the administrator for safekeeping. The advantages of the share safekeeping service are:

•	The risk associated with the loss of your stock certificate(s) is eliminated. If your certificates are lost or stolen, then you cannot sell or transfer your shares without first obtaining replacement certificates. This process of replacing lost certificates could take several weeks and would result in cost and paperwork, both for you and for us.

•	Certificates deposited with the administrator will be transferred into the administrator name or the name of its nominee and credited to your account under the plan. The shares then will be treated in the same manner as shares purchased through the plan, and you may conveniently and efficiently sell or transfer those shares through the plan. See “Sale of Common Stock,” “Gift/Transfer of Shares Held in the Plan” and “Withdrawal and Termination.”

•	You have all plan options available to you, including full or partial reinvestment and/or receiving dividends by check or electronic deposit.

        To participate in the plan’s share safekeeping service, you must complete and return an account authorization form, along with the common stock certificates you wish to deposit, to the administrator by registered mail insured for 2% of the then current market value. You should not endorse the certificates or complete the assignment section. You may obtain an account authorization form by calling or writing the administrator. If you have lost any of your certificates, then you must replace them before you may participate in the share safekeeping service.

Gift/Transfer of Shares Held in the Plan

        You may transfer the ownership of some or all of your plan shares, including shares held in safekeeping, by mailing to the administrator a properly executed stock power form, which you may obtain from the administrator or a financial institution, with a Medallion Signature Guarantee for all owners and a letter of instruction. A Medallion Signature Guarantee is a signature guarantee by an institution such as a commercial bank, trust company, securities broker/dealer, credit union or a saving institution participating in a Medallion Program approved by the Securities Transfer Association, Inc. You may transfer shares to new or existing shareowners.

        Unless otherwise instructed, the administrator will retain the shares and enroll the transferee in full dividend reinvestment, provided the transferee is eligible to participate. The new participant will receive a statement showing the number of shares transferred and now held in his or her plan account, which will be considered the transaction confirmation.

        If you request to transfer all shares in your plan account between a dividend record date and payment date, your transfer will be processed; however, your plan account will not be terminated. You may receive additional dividend reinvestment shares, which will require you to submit a written request to transfer the additional shares.

Withdrawal and Termination

        You may withdraw from the plan at any time by giving written notice to the administrator. If you terminate participation in the plan, on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as possible, and a separate dividend check will be mailed to you. Investment of optional cash will stop immediately if notification of withdrawal from the plan is received by the administrator at least two business days prior to the applicable investment date if made by check and at least 15 business days prior to the applicable investment date if made by automatic investment. The entire amount of any optional cash received for which investment has been stopped by termination of participation in the plan will be refunded to you without interest.

        Upon withdrawal from the plan, your termination request should specify whether to convert all or a specified number of full plan shares to book-entry (DRS) or a certificate and a check for the value of any full and/or fractional shares, or sell all shares in your account as described under “Sale of Common Stock.” If you do not make an election in your request for termination, full plan shares will be converted to book-entry (DRS) and a check issued for the net proceeds of the fractional share.

        If you terminate participation in the plan, then you will receive a check for the cash value of any fractional share held in your plan account. Fractions of shares will be valued at the then current market price, determined in the same manner as provided with respect to the sale of whole shares, less brokerage commissions, services fees and withholding taxes, if any.

        You may not make any optional cash investments after you have terminated participation in the plan unless and until you rejoin the plan, which you may accomplish by complying with the enrollment procedures. See “Enrollment Procedures.” However, we reserve the right to reject any account authorization form from a previous participant on grounds of excessive enrollment and termination. Such reservation is intended to minimize administrative expense and to encourage use of the plan as a long-term investment service.

Stock Splits, Stock Dividends and Rights Offerings

        The administrator will credit to your account any shares distributed pursuant to stock dividends or stock splits affected by us on shares held by the administrator for you. If we make available to holders of our common stock subscription or other rights to purchase additional shares of common stock or other securities, then the administrator will, if and when the rights trade independently, sell the rights accruing to all shares held by the administrator for the participants and will apply the net proceeds of the sale to the purchase of common stock. However, we will, in advance of a subscription offer, or, if the rights may not be independently traded upon issuance, prior to the date on which the rights trade independently, inform you that if you do not want the administrator to sell your rights and invest the proceeds, then it will be necessary for you to transfer all full shares held under the plan to your own name by a given date. This would permit you to exercise, transfer or sell the rights on the shares. If rights issued by us are redeemed prior to the date that the rights trade independently, then the administrator will invest the resultant funds in additional shares of common stock.

        If you request to terminate your participation in the plan or request a sale of plan shares between the record date and the payment date for a stock distribution, the request will not be processed until the stock distribution is credited to your plan account.

Voting Rights

        The administrator will vote at shareowners’ meetings any full shares of common stock credited to your account under the plan in accordance with your instructions. The administrator will not vote such shares if you do not give any instructions. A proxy card will be mailed to you representing the shares of common stock held in your plan account.

Fees and Charges

        No brokerage commissions are charged to you in connection with purchases of shares of common stock through the plan. Participants who reinvest dividends on our common stock are charged a service fee of $0.50 per reinvestment to defray, in part, administrative costs of the plan. A brokerage commission, electronic deposit fee and service fee are deducted from the proceeds of any sale of shares of common stock through the plan. The administrator reserves the right to change these fees or charge participants other fees in the future. Notices of such future changes or additional fees will be sent to participants at least 30 days prior to their effective date. Any such change will be deemed to be accepted by participants who do not terminate participation in the plan prior to the effective date of the change.

Enrollment Fee	$10.00

Certificate Issuance	Company paid
Certificate Deposit	Company paid

Investment Fees
dividend reinvestment service fee	$0.50 per reinvestment
optional cash investment service fee	Company paid
automatic withdrawal service fee	Company paid
purchase commission	Company paid

Sale Fees
service fee	$15.00 per transaction
sale commission	$0.075 per share
electronic deposit fee	$5.00 per transaction

Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item

Prior Year Duplicate Statements	$15.00 per year

Statements and Reports

        You will receive statements showing all transactions in your account, including the amount invested, the price paid per share, the number of shares purchased and total shares accumulated. You should retain these statements for purposes of establishing the cost basis of shares purchased under the plan for income tax and other purposes.

        In addition, you will receive copies of the same communications we send to all other holders of common stock, including our annual reports, notices of annual meetings and proxy statements, and information you need for reporting dividend income for Federal income tax purposes.

        All notices, statements and reports to you will be addressed to you at your last address the administrator has on record. Therefore, you must promptly notify the administrator by phone, in writing or through the internet of any change of address.

No Right to Draw Against Account

        You will not have a right to draw checks or drafts against your account or give instructions to the administrator with respect to any shares or cash held therein, except as expressly provided in this prospectus.

Duties and Responsibilities

        Neither we, the administrator nor any of the independent agents will have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the plan, nor will we have any duties, responsibilities or liabilities, except as expressly set forth in this prospectus. Neither we, the administrator nor any of the independent agents will be liable under the plan for any act done in good faith or for any good faith omission to act, including but not limited to any claims of liability with respect to the prices at which shares are purchased or sold for your account, the times when the purchases or sales are made or any inability to purchase or sell shares, for any fluctuation in the market value after purchase or sale of shares, or arising out of failure to terminate your account upon your death prior to receipt of notice in writing of your death.

        The administrator is acting solely as agent for us and owes no duties, fiduciary or otherwise, to any other person by reason of this plan, and no implied duties, fiduciary or otherwise, shall be read into this plan. The administrator undertakes to perform such duties and only such duties as are expressly set forth in this plan, to be performed by it, and no implied covenants or obligations shall be read into this plan against the administrator or us.

        In the absence of negligence or willful misconduct on its part, the administrator, whether acting directly or through agents or attorneys, will not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event will the administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

        The administrator: (i) will not be required to, and makes no representations and has no responsibilities as to, the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) will not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

        The administrator will not be responsible or liable for any failure or delay in the performance of its obligations under this plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the administrator will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Change or Termination of the Plan

        We reserve the right to amend, modify, suspend or terminate the plan in whole, in part, or with respect to participants in one or more jurisdictions. The administrator will send notice of any suspension, termination or significant amendment, or modification of the plan to all affected participants. No such event will affect any shares then credited to a participant’s account. Upon any whole or partial termination of the plan by us, whole shares credited to an affected participant’s account under the plan will be converted to book-entry (DRS) shares and a cash payment will be made for any fraction of a share. Fractions of shares will be valued at the then current market price, determined in the same manner as provided with respect to the sale of whole shares, less brokerage commissions, service fees and withholding tax, if any. Any uninvested funds held by the administrator at the time of any suspension or termination of the plan will be remitted by the administrator to affected participants.

Our Termination of an Account

        The administrator may terminate your enrollment in the plan if you no longer hold any shares of record and your plan shares total less than one whole share of common stock. At our discretion, the administrator may also terminate your participation in the plan upon written notice mailed to you at the address appearing on our records. Upon termination, you will receive book-entry (DRS) for whole shares held in your account and a check for the value of any fractional share held in your plan account. Fractions of shares will be valued at the then current market price, determined in the same manner as provided with respect to the sale of whole shares, less brokerage commissions, services fees and withholding tax, if any.

Interpretation of the Plan

        We may in our discretion interpret and regulate the plan as we deem necessary or desirable in connection with the operation of the plan and resolve questions or ambiguities concerning the various provisions of the plan.

Governing Law

        The plan will be governed by the internal laws of the State of Wisconsin.

FEDERAL INCOME TAX CONSEQUENCES

        The following discussion sets forth the general Federal income tax consequences for an individual participating in the plan. This discussion is not, however, intended to be an exhaustive treatment of the tax consequences. Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the plan, you should consult your own tax advisor to determine the particular tax consequences, including state income tax consequences, that may result from participation in and the subsequent disposal of shares purchased under the plan.

General Considerations

        In general, participants reinvesting dividends under the plan have the same federal income tax consequences with respect to their dividends as do shareowners who are not reinvesting dividends under the plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent we have earnings and profits. This treatment applies with respect to both the shares of common stock held of record by the participant and the participant’s plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of common stock for the participant’s plan account. If shares are purchased on the open market or in a privately negotiated transaction, then the participant’s share of brokerage fees, if any, that we pay will also be taxed as an additional dividend to that participant, to the extent we have earnings and profits.

        Shares or any fractions of shares of common stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will have a tax basis equal to the amount paid therefore, increased by any brokerage fees treated as a dividend to the participant. Shares or any fractions of shares of common stock purchased from us with reinvested dividends will have a tax basis equal to the amount of the dividend. Whether purchased on the open market or in a privately negotiated transaction or from us, the shares or any fractions of shares will have a holding period beginning on the day following the purchase date.

        Participants that make initial or optional cash investments under the plan will be deemed to have received an additional taxable dividend in the amount of the participant’s pro rata share of the brokerage commissions, if any, that we pay, to the extent we have earnings and profits. Such brokerage commissions will only be incurred on the purchase of the common stock in the open market or in privately negotiated transactions. Shares or any fractions of shares purchased with initial or optional cash investments will have a tax basis equal to the amount of the payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to the participant with respect to those shares or fractions of shares. The holding period for the shares or fractions of shares will begin on the day following the purchase date.

        Participants should not be treated as receiving an additional taxable dividend based upon their pro rata share of the costs of administering the plan which we pay. However, we cannot provide any assurances that the Internal Revenue Service will agree with this position. We have no present plans to seek formal advice from the IRS on this issue.

        Participants will not recognize taxable income when they receive certificates for whole shares credited to their account, either upon their request for the certificates or upon withdrawal from, or termination of the plan. However, participants will generally recognize gain or loss when shares acquired under the plan are sold or exchanged either through the plan at their request or by participants themselves after receipt of certificates for shares from the plan. Participants will also generally recognize gain or loss when they receive cash payments for fractional shares credited to their accounts, upon the sale of shares through the plan or upon withdrawal from or termination of the plan. The amount of gain or loss is the difference between the amount which the participant receives for his or her whole shares or fractional shares and the tax basis thereof. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a capital gain or loss, long-term or short-term depending on the participant’s holding period.

Tax Withholding

        In the case of a participating foreign shareowner whose dividends are subject to United States income tax withholding, or a participating domestic shareowner subject to backup withholding because a correct taxpayer identification number has not been furnished or otherwise, the tax required to be withheld will be deducted from the amount of any cash dividend reinvested. Since any withholding tax applies also to a dividend on shares credited to the participant’s plan account, only the net dividend on the shares will be applied to the purchase of additional shares of common stock. The regular statements sent to participants will indicate the amount of tax withheld. Likewise, participants selling shares through the plan who are subject to backup or other withholding will receive only the net cash proceeds from the sale as required by the Internal Revenue Code and the Treasury Regulations thereunder. Neither we nor the administrator can refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.

RIGHTS TO PURCHASE COMMON STOCK

        We have entered into a rights agreement pursuant to which each outstanding share of our common stock, including those shares that we are selling pursuant to this prospectus, has attached a right to purchase one-half of one share of our common stock. A right will attach to each share of our common stock we subsequently issue prior to the expiration of the rights agreement. Under circumstances described below, the rights will entitle the holder of the rights to purchase additional shares of our common stock. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

        Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock, will initially entitle the holder to purchase one half of one share of our common stock at a purchase price of $95 per full share, or $47.50 per half share, subject to adjustment. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires us after a party acquires 15% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $0.001 until a party acquires 15% or more of our common stock and, after that time, may be exchanged for one share of our common stock per right until a party acquires 50% or more of our common stock. The rights expire on January 20, 2009, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

DIRECT REGISTRATION

        We are a participant in the Direct Registration System (“DRS”). DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name without the need for physical certificates and are held separately from any plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. Any future share transactions will be issued to book-entry form rather than physical certificates unless you specify otherwise. With DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place;

•	eliminate the cost associated with replacing lost, stolen or destroyed certificates; and

•	move shares electronically to your broker.

        You may convert any stock certificates you are currently holding into book-entry form. There is no cost to you for this safekeeping service and by doing so you will be relieved of the responsibility for loss or theft of your certificates. To participate in this safekeeping service, you must submit in writing a request to deposit your certificates to your DRS account. Send your written request, along with the common stock certificates you wish to deposit, to the administrator of the plan by registered mail insured for 2% of the then current market value. You should not endorse the certificates or complete the assignment section.

        You may choose to have a portion or all of your full book-entry shares delivered directly to your broker. When using your broker to facilitate a share movement, provide your broker with a copy of your DRS account statement.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP.

EXPERTS

        The consolidated financial statement, the related financial statement schedules, both incorporated in this prospectus by reference from Alliant Energy Corporation’s Annual Report on Form 10-K, and the effectiveness of Alliant Energy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph relating to the adoption of new accounting standards and (2) express an unqualified opinion on internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have also filed registration statements on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statements, but does not contain all of the information included in the registration statements or the exhibits. You may read and copy the registration statements and any other document that we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington D.C. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

        We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

SEC Filings (File No. 1-9894)	Description or Period/As of Date
Annual Report on Form 10-K	Year ended December 31, 2007
Quarterly Reports on Form 10-Q	Quarters ended 3/31/08, 6/30/08 and 9/30/08
Current Reports on Form 8-K	Dated 2/11/08, 3/13/08, 3/19/08, 6/01/08, 6/13/08, 9/05/08, 9/08/08,9/12/08 and 10/01/08
Registration Statement on Form 8-B	Description of our common stock, dated April 1, 1988
Registration Statement on Form 8-A	Description of our common share purchase rights, dated January 20, 1999

        We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of our common stock. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain any of the documents incorporated by reference in this document from the SEC through the SEC’s web site at the address provided above. We will provide to you documents incorporated by reference without charge, upon your written or oral request, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following:

Alliant Energy Corporation 4902 North Biltmore Lane Madison, Wisconsin 53718 Attention: F. J. Buri Corporate Secretary Telephone: (608) 458-3311

Alliant Energy Corporation

Shareowner Direct Plan

CUSIP # 018802 10 8

PROSPECTUS

November 21, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$0
Legal fees and expenses	10,000
Accounting fees and expenses	20,000
Printing and mailing expenses	25,000
Miscellaneous	5,000

Total expenses	$60,000

        Alliant Energy Corporation (the “Registrant”) will pay all of the above fees and expenses. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15.	Indemnification of Directors and Officers.

        Pursuant to the provisions of the Wisconsin Business Corporation Law and Article VIII of the Registrant’s Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrants against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareowners in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareowners or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

        The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s Bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrants also carries directors’ and officers’ liability insurance.

Item 16.	Exhibits and Financial Statement Schedules.

        The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on November 21, 2008.

ALLIANT ENERGY CORPORATION
By: /s/ William D. Harvey
William D. Harvey
Chairman, President and Chief Executive
Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William D. Harvey	Chairman, President, Chief Executive	November 21, 2008
William D. Harvey	Officer and Director (Principal
Executive Officer)
/s/ Eloit G. Protsch	Senior Executive Vice President and	November 21, 2008
Eliot G. Protsch	Chief Financial Officer (Principal
Financial Officer)
/s/ Thomas L. Hanson	Vice President-Controller and Chief	November 21, 2008
Thomas L. Hanson	Accounting Officer (Principal
Accounting Officer)
*	Director	November 21, 2008
Michael L. Bennett
*	Director	November 21, 2008
Daryl B. Hazel
*	Director	November 21, 2008
James A. Leach
*	Director	November 21, 2008
Singleton B. McAllister
*	Director	November 21, 2008
Ann K. Newhall

S-1

Signature	Title	Date

*	Director	November 21, 2008
Dean C. Oestreich
*	Director	November 21, 2008
David A. Perdue
*	Director	November 21, 2008
Judith D. Pyle
*	Director	November 21, 2008
Carol P. Sanders

*By:	/s/ William D. Harvey William D. Harvey Attorney-in-fact

S-2

EXHIBIT INDEX

Exhibit Number	Document Description

(4.1)	Restated Articles of Incorporation of Alliant Energy Corporation (“Alliant Energy”), as amended (incorporated by reference to Exhibit 4.1 to Alliant Energy’s Registration Statement on Form S-8, dated July 26, 2004 (Registration No. 333-117654)).

(4.2)	Rights Agreement, dated January 20, 1999, between Alliant Energy and Wells Fargo Bank Minnesota, N.A., successor (incorporated by reference to Exhibit 4.1 to Alliant Energy’s Registration Statement on Form 8-A, dated January 20, 1999).

(4.3)	Indenture, dated as of June 20, 1997, between Wisconsin Power and Light Company (“WPL”) and Wells Fargo Bank, N.A., Successor, as Trustee, relating to debt securities (incorporated by reference to Exhibit 4.33 to Amendment No. 2 to WPL’s Registration Statement on Form S-3 (Registration No. 33-60917)).

(4.4)	Officers’ Certificate, dated as of March 1, 2000, creating WPL’s 7-5/8% debentures due March 1, 2010 (incorporated by reference to Exhibit 4 to WPL’s Form 8-K, dated March 1, 2000).

(4.5)	Officers’ Certificate, dated as of July 28, 2004, creating WPL’s 6.25% debentures due July 31, 2034 (incorporated by reference to Exhibit 4.1 to WPL’s Form 8-K, dated July 28, 2004).

(4.6)	Officers’ Certificate, dated as of August 8, 2007, creating WPL’s 6.375% debentures due August 15, 2037 (incorporated by reference to Exhibit 4.1 to WPL’s Form 8-K, dated August 8, 2007).

(4.7)	Officers’ Certificate, dated October 1, 2008, creating WPL’s 7.60% debentures due October 1, 2038 (incorporated by reference to Exhibit 4.2 to WPL’s Form 8-K, dated October 1, 2008).

(4.8)	Indenture (For Senior Unsecured Debt Securities), dated as of Aug. 1, 1997, between Interstate Power and Light Company (“IPL”) and The Bank of New York Trust Co., N.A. (formerly known as (f/k/a) J.P. Morgan Trust Company, N.A.), successor, as Trustee (incorporated by reference to Exhibit 4(j) to IPL’s Registration Statement on Form S-3 (Registration No. 333-32097)).

(4.9)	Indenture (For Senior Unsecured Debt Securities), dated as of Aug. 20, 2003, between IPL and The Bank of New York Trust Co., N.A. (f/k/a J.P. Morgan Trust Company, N.A.), as Trustee (incorporated by reference to Exhibit 4.11 to IPL’s Registration Statement on Form S-3 (Registration No. 333-108199)).

(4.10)	Officer’s Certificate, dated as of Aug. 4, 1997, creating IPL’s 6-5/8% Senior Debentures, Series A, due Aug. 1, 2009 (incorporated by reference to Exhibit 4.12 to IPL’s Form 10-K for the year 2000).

(4.11)	Officer’s Certificate, dated as of March 6, 2001, creating IPL’s 6-3/4% Series B Senior Debentures due March 15, 2011 (incorporated by reference to Exhibit 4 to IPL’s Form 8-K, dated March 6, 2001).

(4.12)	Officer’s Certificate, dated Sep. 10, 2003, creating IPL’s 5.875% Senior Debentures due Sep. 15, 2018 (incorporated by reference to Exhibit 4.1 to IPL’s Form 8-K, dated Sep. 10, 2003).

(4.13)	Officer’s Certificate, dated Oct. 14, 2003, creating IPL’s 6.45% Senior Debentures due Oct. 15, 2033 (incorporated by reference to Exhibit 4.1 to IPL’s Form 8-K, dated Oct. 14, 2003).

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Exhibit Number	Document Description

(4.14)	Officer’s Certificate, dated May 3, 2004, creating IPL’s 6.30% Senior Debentures due May 1, 2034 (incorporated by reference to Exhibit 4.1 to IPL’s Form 8-K, dated May 3, 2004).

(4.15)	Officer’s Certificate, dated as of Aug. 2, 2004, reopening IPL’s 6.30% Senior Debentures due May 1, 2034 (incorporated by reference to Exhibit 4.1 to IPL’s Form 8-K, dated Aug. 2, 2004).

(4.16)	Officer’s Certificate, dated as of July 18, 2005, creating IPL’s 5.50% Senior Debentures due July 15, 2025 (incorporated by reference to Exhibit 4 to IPL’s Form 8-K, dated July 18, 2005).

(4.17)	Officer’s Certificate, dated October 1, 2008, creating IPL’s 7.25% Senior Debentures due October 1, 2018 (incorporated by reference to Exhibit 4.1 to IPL’s Form 8-K, dated October 1, 2008).

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, Alliant Energy agrees to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt not being registered that is not filed as an exhibit to this Registration Statement on Form S-3. No such instrument authorizes securities in excess of 10% of the total assets of Alliant Energy.

(5)	Opinion of Foley & Lardner LLP (including consent of counsel).

(23.1)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).

(23.2)	Consent of Deloitte & Touche LLP.

(24)	Powers of attorney.

Documents incorporated by reference to filings made by Alliant Energy under the Securities Exchange Act of 1934, as amended (the “1934 Act”), are under File No. 1-9894. Documents incorporated by reference to filings made by WPL under the 1934 Act are under File No. 0-337. Documents incorporated by reference to filings made by IPL under the 1934 Act are under File No. 0-4117-1.

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